Exhibit 99.1

Thayer Ventures Acquisition Corporation II Announces Pricing of $175 Million Initial Public Offering

Valencia, California, May 14, 2025 (GLOBAL NEWSWIRE) — Thayer Ventures Acquisition Corporation II (the “Company”), a special purpose acquisition company, today announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “TVAIU” beginning May 15, 2025. Each unit consists of one Class A ordinary share and one right of the Company. Each right entitles the holder thereof to receive one-tenth of one Class A ordinary share of the Company. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and rights will be listed on Nasdaq under the symbols “TVAI” and “TVAIR,’’ respectively. The offering is expected to close on May 16, 2025, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on a target business in the travel and hospitality industries, where it believes the expertise of its management team will provide it with a competitive advantage in completing a successful initial business combination.

Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to 2,625,000 additional units at the initial public offering price to cover over-allotments, if any. Cooley LLP and Maples and Calder (Cayman) LLP are serving as legal counsel to the Company. Paul Hastings LLP is serving as legal counsel to the underwriter.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated: Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, 1201 Wills Street, Suite 600, Baltimore, Maryland 21231, or by email: SyndProspectus@Stifel.com or by telephone: (855) 300-7136.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Mark E. Farrell

Thayer Ventures Acquisition Corporation II

Phone: (415) 782-1414

Email: mark@thayerinvestmentpartners.com